INVESTMENT MANAGERS SERIES TRUST

RULE 12B-1 PLAN in which Advisor

Acts as Distribution Coordinator

Pursuant to the provisions of Rule 12b-1 under the Investment Company Act of 1940, as amended (the "Act"), this 12b-1 Plan (the "Plan") has been adopted for the Victoria 1522 Fund - Advisor Class series (the "Fund") of Investment Managers Series Trust (the "Trust") by a majority of the members of the Trust's Board of Trustees (the "Board"), including a majority of the Trustees who are not "interested persons" of the Trust as defined in the Act and who have no direct or indirect financial interest in the operation of the Plan or in any agreements related to the Plan (the "Independent Trustees"), at a meeting called for the purpose of voting on this Plan.

This Plan was adopted pursuant to Rule 12b-1 under the Act for the purpose of enabling the Fund to pay for services and costs incurred primarily intended to result in sales of the Fund’s shares (“Distribution Expenses”). In adopting this Plan, the Board determined that the administration of payments made pursuant to the Plan could best be carried out by Victoria 1522 Investments, LP, the Fund’s investment advisor (the “Advisor”), rather than by the Fund’s administrator or distributor, because the Advisor would be the party most knowledgeable about the purposes of and arrangements for such services and activities and would be in the best position to effectively monitor such payments. Accordingly, the Board determined that all such payments should be made by the Fund through the Advisor acting as the “distribution coordinator” agent of the Fund in an administrative capacity. In adopting the Plan, the Board was aware that the Advisor is not registered as a broker-dealer under the Securities Exchange Act of 1934, and accordingly the Plan is not intended to result in compensation to be retained by the Advisor for services, or for reimbursement of costs incurred by the Advisor of any kind, except to the extent that such compensation or reimbursement may lawfully be paid by the Fund to an entity that is not registered as a broker-dealer.

The approval of the Board included a determination that in the exercise of the Trustees' reasonable business judgment and in light of their fiduciary duties, there is a reasonable likelihood that the Plan will benefit the Fund and its shareholders.

1. Annual Fee. The Fund will pay to the Advisor, in the Advisor’s capacity as the Fund’s distribution coordinator, an annual fee equal to up to 0.25% of the Fund’s average daily net assets, which fee will be calculated daily and paid monthly by the Fund. Any such monthly payment may exceed the Distribution Expenses incurred and to be paid by the Fund with respect to such month as specified in Section 2 of the Plan. Any portion of the monthly fee that is not disbursed by the Advisor on behalf of the Fund in payment of Distribution Expenses shall be retained by the Advisor as agent for the Fund for the sole purpose of making payments of Distribution Expenses on behalf of the Fund in future months.

2. Services Covered by the Plan.  The fee paid under Section 1 of the Plan is intended to be distributed by the Advisor on behalf of the Fund to compensate persons for the promotion and distribution of the Fund’s shares and to reimburse expenses incurred for such purposes (collectively, “Distribution Expenses”). Distribution Expenses shall include compensation and reimbursement for services and activities on behalf of the Fund primarily intended to result in the sale of the Fund’s shares, including but not limited to the following: (a) payments, including incentive compensation, to agents for and consultants to the Trust, including pension administration firms, that provide distribution related services and broker-dealers that engage in the distribution of the Fund’s shares; (b) payments to persons who provide support services in connection with the distribution of the Fund’s shares, including, but not limited to, personnel of the Advisor, office space and equipment, telephone facilities, and answering inquiries regarding the Fund; (c) payments for formulating and implementing marketing and promotional activities, including, but not limited to, meetings, presentations, direct mail promotions and television, radio, newspaper, magazine and other mass media advertising and expenses incurred in connection with such matters; (d) expenses of printing and distributing prospectuses, statements of additional information and reports of the Fund to prospective shareholders of the Fund; (e) expenses of preparing, printing and distributing sales literature pertaining to the Fund; (f) expenses of obtaining whatever information, analyses and reports with respect to marketing and promotional activities that the Trust may, from time to time, deem advisable; and (g) reimbursement to the Advisor for expenses advanced on behalf of the Fund with respect to such activities.  Subject to the limitation set forth in the second paragraph of this Plan, such services and expenses shall be deemed to be covered by this Plan whether performed or incurred directly by the Advisor or by a third party.

3. Periodic Reporting. The Advisor shall prepare reports for the Board on a quarterly basis showing amounts paid to the various persons pursuant to this Plan with respect to the Fund, the purpose of such expenditure, and such other information as from time to time shall be reasonably requested by the Board in order to enable the Board to make an informed determination of whether the Plan is being appropriately administered and should be continued as to the Fund.

4. Continuance. The Plan shall continue in effect indefinitely, provided that such continuance is approved at least annually by a vote of a majority of the Board, and of the Independent Trustees, cast in person at a meeting called for such purpose or by vote of at least a majority of the outstanding voting securities of such class.

5. Termination. The Plan may be terminated at any time with respect to any share class without penalty by vote of a majority of the Independent Trustees or by vote of the majority of the outstanding voting securities of that class. The Distribution Coordination Agreement under the Plan may be likewise terminated on sixty (60) days' written notice.  Failure to renew the Plan on an annual basis within 15 months of its last prior renewal (or approval date) shall also constitute termination of the Plan.  Assignment of the Distribution Coordination Agreement will automatically terminate it.  Once either the Plan or the Distribution Coordination Agreement is terminated, no further payments shall be made under the Plan relating to the Fund with respect to services performed or costs incurred after the date of termination or with respect to unreimbursed current or carried forward Distribution Expenses as of the date of termination.

6. Amendment. The Plan and the Distribution Coordination Agreement may not be amended to materially increase the amount to be paid by the Fund for distribution services without the vote of a majority of the outstanding voting securities of that class. All material amendments to this Plan and the Distribution Coordination Agreement must in any event be approved by a vote of a majority of the Board, and of the Independent Trustees, cast in person at a meeting called for such purpose or in any other manner permitted by the Act.

7. Selection of Non-Interested Trustees. So long as the Plan is in effect, the selection and nomination of those Trustees who are not interested persons of the Trust will be committed to the discretion of the Trustees who are not themselves interested persons.

8. Recordkeeping. The Trust will preserve copies of the Plan, the Distribution Agreement, and all reports made pursuant to Paragraph 3 and 6 above: (i) for a period of not less than six (6) years from the date of the Plan, the Distribution Agreement, or any such report and (ii) for the first two (2) years in an easily accessible place.

9. Limitation of Liability. Any obligation of the Fund hereunder shall be binding only upon the assets of the Fund and shall not be binding on any Trustee, officer, employee, agent, or shareholder of the Trust. Neither the authorization of any action by the Board or shareholders of the Trust nor the adoption of the Plan on behalf of the Trust shall impose any liability upon any Trustee or upon any shareholder.

10. Definitions. The terms "interested person" and "vote of a majority of the outstanding voting securities" shall have the meanings set forth in the Act and the rules and regulations thereunder.

11. Severability; Separate Action. If any provision of the Plan shall be held or made invalid by a court decision, rule or otherwise, the remainder of the Plan shall not be affected thereby.

Adopted: June 28, 2011.

INVESTMENT MANAGERS SERIES TRUST

Distribution Coordination Agreement

Victoria 1522 Investments, LP

244 California Street, Suite 610

San Francisco, CA 94111

Ladies and Gentlemen:

This Distribution Coordination Agreement (“Agreement”) is entered into by Investment Managers Series Trust (the “Trust”), on behalf of the Victoria 1522 Fund-Advisor Class series of the Trust the “Fund”), and by you, and is governed by the terms of the Trust’s Rule 12b-1 Plan (the “Plan”).

The Plan has been adopted pursuant to Rule 12b-1 under the Investment Company Act of 1940 (the “Act”) and has been approved by a majority of the Trustees of the Trust who are not interested persons of the Trust and who have no direct or indirect financial interest in the operation of the Plan (the “Independent Trustees”), cast in person at a meeting called for the purpose of voting on such Plan.  Such approval included a determination that in the exercise of the reasonable business judgment of the Board of Trustees and in light of the Trustees' fiduciary duties, there is a reasonable likelihood that the Plan will benefit the Fund and its shareholders.

I. You agree to act as the Distribution Coordinator agent of the Fund as set forth in the Plan, for the purpose of enabling the Fund to pay Distribution Expenses covered by the Plan. As you are not registered as a broker-dealer under the Securities Exchange Act of 1934, you acknowledge and agree that you may not make any such payments for services or costs to your firm except to the extent that such payments may lawfully be made by the Fund to an entity that is not registered as a broker-dealer under the Securities Exchange Act of 1934.

II. The Fund will pay you a monthly fee, in your capacity as the Distribution Coordinator pursuant to this Agreement, to be used by you for payment on behalf of the Fund of the Fund’s Distribution Expenses of the type identified in the Plan. In no event may the aggregate annual fee paid to you pursuant to the Plan with respect to the Fund exceed 0.25% of the average daily value of the net assets of the Fund (determined in the same manner as the Fund uses to compute its net assets as set forth in its then-effective Prospectus), without approval by a majority of the Independent Trustees and the outstanding shares of the Fund.

III. You shall furnish to the Board of Trustees of the Trust, for its review, on a quarterly basis, a written report of the amounts expended under the Plan by you with respect to the Fund and the purposes for which such expenditures were made.

IV. All communications to the Fund with respect to the Plan shall be sent to you, as Distribution Coordinator for the Fund, at the following address:

Victoria 1522 Investments, LP

Attn: Chief Compliance Officer

244 California Street, Suite 610

San Francisco, CA 94111

Any notice to you shall be duly given if mailed or telegraphed to you at your address as indicated in this Agreement.

V.    This Agreement may be terminated by us or by you, by the vote of a majority of the Independent Trustees, or by a vote of a majority of the outstanding shares of the Fund, on sixty (60) days' written notice, all without payment of any penalty.  This Agreement shall also be terminated automatically in the event of its assignment by you or by any act that terminates the Plan.  If this Agreement is terminated your ability to receive fees under the Plan shall be limited as provided for in the Plan.

VI.   The provisions of the Plan insofar as they relate to you are incorporated herein by reference.

This Agreement shall take effect on the date indicated below, and the terms and provisions thereof are hereby accepted and agreed to by us as evidenced by our execution hereof.

INVESTMENT MANAGERS SERIES TRUST

By:
Authorized Officer

Dated:

Agreed and Accepted:

Victoria 1522 Investments, LP
(Distribution Coordinator)

By
Authorized Officer